LMCG Collective Trust

LMCG International Small Cap Collective Fund

SEMI-ANNUAL REPORT

December 31, 2015

Schedule of Investments	LMCG Collective Trust
December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund	Shares	Cost (000)	Value (000)
Common Stock - 95.7%
Australia - 5.3%
DUET Group	4,854	$8	$8
Evolution Mining	8,282	9	9
Fairfax Media	11,756	8	8
OZ Minerals	2,821	10	8
SAI Global	2,910	8	9
Star Entertainment Group	3,026	9	11
Treasury Wine Estates	2,018	8	12
		60	65
Austria - 1.8%
Conwert Immobilien Invest	582	9	9
Immobilien Anlagen	369	7	7
Oesterreichische Post	167	7	6
		23	22
Belgium - 1.6%
AGFA-Gevaert *	1,426	8	8
Bekaert	348	10	11
		18	19
Canada - 0.7%
North West	400	9	8

Denmark - 2.5%
NKT Holding	138	9	7
Pandora	92	2	12
Royal Unibrew	275	10	11
		21	30
France - 2.6%
Ipsen	184	10	12
Nexity	184	8	8
Technicolor	1,406	11	12
		29	32
Germany - 7.7%
AURELIUS & KGaA	159	8	9
Drillisch	262	9	11
Freenet	385	6	13
Gerresheimer	155	9	12
Grand City Properties	411	9	10
Pfeiffer Vacuum Technology	89	8	9
Rheinmetall	178	10	12
RHOEN-KLINIKUM	309	10	9

The accompanying notes are an integral part of the financial statements.

1

Schedule of Investments (continued)	LMCG Collective Trust
December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund	Shares	Cost (000)	Value (000)
Germany (continued)
Software	321	$9	$9
		78	94
Hong Kong - 1.6%
Champion ‡	17,000	10	9
Dah Sing Financial Holdings	2,000	9	10
		19	19
Ireland - 1.7%
Fly Leasing ADR	582	8	8
Smurfit Kappa Group	491	5	13
		13	21
Italy - 4.1%
Banca Generali	303	11	10
DiaSorin	173	9	9
Iren	5,715	10	9
Recordati	508	11	13
Saras *	4,571	9	9
		50	50
Japan - 30.8%
ADEKA	600	8	9
Alps Electric	400	7	11
Aoyama Trading	400	11	16
Calsonic Kansei	2,000	13	18
Coca-Cola West	500	9	10
Denka	2,000	7	9
Dexerials *	600	7	6
EDION	600	4	5
FCC	400	9	8
Foster Electric	500	8	11
Fujikura	2,000	7	11
Furukawa Electric	4,000	9	9
Geo Holdings	500	5	8
Hitachi Transport System	500	8	9
IT Holdings	500	6	11
Japan Logistics Fund ‡	5	10	10
Kanematsu	5,000	6	8
Keihin	500	7	9
Kitz	1,800	9	8
Kohnan Shoji	600	8	8
Mitsui Engineering & Shipbuilding	4,000	7	7
Mitsui Mining & Smelting	3,000	7	6
Nichiha	500	6	8
Nippon Paper Industries	500	9	8
Nipro	900	9	10

The accompanying notes are an integral part of the financial statements.

2

Schedule of Investments (continued)	LMCG Collective Trust
December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund	Shares	Cost (000)	Value (000)
Japan (continued)
Nissha Printing	500	$8	$10
Nomura Real Estate Master Fund ‡	7	9	8
NS Solutions	600	8	14
NTN	2,000	9	8
Pola Orbis Holdings	100	6	7
Sankyu	1,000	6	5
SBI Holdings	700	8	8
Sojitz	4,100	6	9
Square Enix Holdings	400	10	10
Tokuyama	4,000	9	9
Tokyo Seimitsu	400	9	9
Tosoh	2,000	9	10
Ube Industries	5,000	10	11
Wacoal Holdings	1,000	12	12
Yamaha	500	5	12
		320	375
Mexico - 0.5%
Grupo Aeroportuario del Centro Norte, Cl B	1,295	7	6

Netherlands - 2.2%
AerCap Holdings *	238	3	10
BinckBank	864	8	8
Corbion	366	9	9
		20	27
New Zealand - 2.7%
Air New Zealand	4,970	8	10
Fisher & Paykel Healthcare	2,067	11	12
Trade Me Group	3,717	9	11
		28	33
Norway - 1.9%
Avance Gas Holding (A)	356	8	5
Bakkafrost P	315	8	9
Storebrand *	2,358	9	9
		25	23
Singapore - 1.5%
Mapletree Greater China Commercial Trust ‡	14,300	10	9
Venture	1,500	9	9
		19	18
South Africa - 0.6%
Truworths International	1,204	8	7

The accompanying notes are an integral part of the financial statements.

3

Schedule of Investments (continued)	LMCG Collective Trust
December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund	Shares	Cost (000)	Value (000)
Spain - 1.8%
Gamesa Tecnologica	765	$10	$13
Grupo Catalana Occidente	258	9	9
		19	22
Sweden - 4.4%
Axfood	576	8	10
Hemfosa Fastigheter	1,024	9	11
Nobia	917	8	11
SAS *	3,053	8	9
Unibet Group	124	6	13
		39	54
Switzerland - 0.7%
Cembra Money Bank	121	9	8

Taiwan - 1.3%
China Life Insurance	11,000	8	8
Powertech Technology	4,000	8	8
		16	16
United Kingdom - 17.7%
APERAM *	298	9	11
Barratt Developments	1,146	6	11
Beazley	1,935	10	11
Bellway	324	7	13
Carillion	1,875	9	8
Domino's Pizza Group *	757	9	12
DS Smith	1,820	12	11
Galliford Try	389	9	9
Greggs	650	6	13
Henderson Group	2,551	10	12
Howden Joinery Group	1,541	9	12
Intermediate Capital Group	1,145	10	10
John Laing Group (A)	2,634	8	8
Micro Focus International	430	10	10
Moneysupermarket.com Group	2,463	7	13
Phoenix Group Holdings	706	8	10
QinetiQ Group	3,027	9	12
Redrow	1,585	8	11
St. Modwen Properties	1,351	10	8
Taylor Wimpey	3,655	8	11
		174	216
Total Common Stock		1,004	1,165

The accompanying notes are an integral part of the financial statements.

4

Schedule of Investments (continued)	LMCG Collective Trust
December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund	Shares	Cost (000)	Value (000)
Exchange-Traded Fund - 2.2%
iShares MSCI EAFE Index	465	$31	$27
Total Exchange-Traded Fund		31	27
Total Investments - 97.9%		$1,035	$1,192
Other Assets and Liabilities, Net - 2.1%			26
Net Assets - 100.0%			$1,218

ADR	American Depositary Receipt
Cl	Class
EAFE	Europe, Australasia, and Far East
MSCI	Morgan Stanley Capital International

*	Non-income producing security.
‡	Real Estate Investment Trust.
(A)	Security sold within the terms of a private placement memorandum, exempt from registration under section 144A of the Securities Act of 1933, as amended, and may be sold only to dealers in that program or other ''accredited investors.'' These securities have been determined to be liquid under guidelines established by the Trustee.

The accompanying notes are an integral part of the financial statements.

Schedule of Investments (concluded)	LMCG Collective Trust
December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund

SUMMARY OF INDUSTRY DIVERSIFICATION December 31, 2015†
Capital Goods	14.4%
Materials	11.0%
Consumer Durables & Apparel	8.8%
Real Estate	6.9%
Software & Services	5.7%
Retailing	5.6%
Diversified Financials	5.3%
Food, Beverage & Tobacco	4.6%
Transportation	4.6%
Health Care Equipment & Services	4.1%
Insurance	3.2%
Pharmaceuticals, Biotechnology & Life Sciences	3.2%
Consumer Services	3.0%
Automobiles & Components	3.0%
Exchange-Traded Fund	2.3%
Technology Hardware & Equipment	2.2%
Telecommunication Services	2.0%
Media	1.6%
Commercial Services & Supplies	1.6%
Food & Staples Retailing	1.5%
Utilities	1.5%
Semiconductors & Semiconductor Equipment	1.4%
Energy	1.1%
Banks	0.8%
Household & Personal Products	0.6%
Total	100.0%

† Percentages based on total investments.

The accompanying notes are an integral part of the financial statements.

Statement of Assets and Liabilities (000)	LMCG Collective Trust
December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund
Assets:
Investments at value (Cost $1,035)	$1,192
Foreign currency holdings at value (Cost $5)	5
Cash and cash equivalents	26
Receivable for tax reclaim	3
Receivable for dividends and interest	1
Total assets	1,227

Liabilities:
Accrued expenses	9
Total liabilities	9
Net assets	$1,218

Net assets:
Paid-in Capital (unlimited authorization — no par value)	$547
Undistributed net investment income	92
Accumulated net realized gain on investments and foreign currency transactions	423
Net unrealized appreciation/(depreciation) on investments	157
Net unrealized appreciation/(depreciation) on foreign currency
transactions	(1)
Total net assets	$1,218

Net Asset Value, Offering and Redemption
Price Per Unit - Class 2 based on net assets of $1,218 and outstanding
units of 61,297 (1) (2)	$19.87

(1)	Units have not been rounded.
(2)	Net Asset Value per unit is calculated by dividing the unrounded net assets by the unrounded units outstanding.

The accompanying notes are an integral part of the financial statements.

Statement of Operations (000)	LMCG Collective Trust
For the six months ended December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund
Investment income:
Dividend income (Net of foreign taxes withheld of $1)	$13
Total investment income	13

Expenses:
Trustee fees (Class 1)	7
Total expenses	7
Net investment income	6

Net realized gain on:	—
Investments	19
19
Net change in unrealized appreciation/(depreciation) on:	—
Investments	(23)
(23)
Net realized and unrealized loss on investments	(4)
Net increase in net assets resulting from operations	$2

The accompanying notes are an integral part of the financial statements.

Statement of Changes in Net Assets (000)	LMCG Collective Trust
For the six months ended December 31, 2015 (unaudited)

LMCG International Small Cap Collective Fund
Operations:
Net investment income	$6
Net realized gain on investments	19
Net change in unrealized appreciation/(depreciation) on investments	(23)
Net increase in net assets resulting from operations	2

Capital unit transactions:
Class 2
Redemptions	(14)
Net decrease in net assets from Class 2 unit transactions	(14)
Net decrease from capital unit transactions	(14)
Net decrease in net assets	(12)

Net assets:
Beginning of period	1,230
End of period (including undistributed net investment income of $92)	$1,218

Issuance of capital units:
Class 2
Redemptions	(1)
Net decrease in Class 2 capital units	(1)
Net decrease in capital units	(1)

The accompanying notes are an integral part of the financial statements.

Financial Highlights	LMCG Collective Trust
For the six months ended December 31, 2015 (unaudited)

For a Unit Outstanding Throughout the Period

Net Asset Value, Beginning of Period	Net Investment Income(1)	Net Realized and Unrealized Gain/(Loss) on Investments	Total from Operations	Net Asset Value, End of Period	Total Return†	Net Assets End of Period (000)	Ratio of Expenses to Average Net Assets‡	Ratio of Net Investment Income to Average Net Assets‡	Portfolio Turnover†
LMCG International Small Cap Collective Fund
Class 2
$19.84	$0.11	$(0.08)	$0.03	$19.87	0.15%	$1,218	1.10%	1.15%	41%

(1)	Per unit data calculated using average units method.
†	Total Return and Portfolio Turnover rate are for the period indicated and have not been annualized.
‡	Annualized.

The accompanying notes are an integral part of the financial statements.

Notes to Financial Statements	LMCG Collective Trust
December 31, 2015 (unaudited)

1. ORGANIZATION

SEI Trust Company, a trust company organized under the laws of the Commonwealth of Pennsylvania (the "Trustee"), established a trust on June 2, 2008, known as the Convergent Capital Institutional Master Trust (the "Trust"), which commenced operations on June 2, 2008. Effective May 12, 2014, the Trust changed its name to LMCG Collective Trust. The purpose of the Trust is to provide for the collective investment of assets of participating tax-qualified pension and profit sharing plans and related trusts, and governmental plans.

The Trust consists of separate collective investment funds as established in accordance with the Declaration of Trust. This report includes the financial statements of the LMCG International Small Cap Collective Fund (the "Fund").

The LMCG International Small Cap Collective Fund's investment objective is to exceed, over a three to five-year period, the return of the MSCI EAFE Small Cap Index. There is no assurance that the Fund will achieve its investment objective. The Fund commenced operations on August 26, 2010.

The Declaration of Trust provides, among other things, that the Trustee acts as the custodian for securities owned as well as the investment manager for the Trust. For its services, the Trustee receives a fee, calculated daily and paid monthly by the Trust. To assist with the management of the Trust, the Trustee has retained the services of LMCG Investments, LLC as the Investment Adviser for the Fund. LMCG is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940. The compensation to LMCG for such services is paid directly by the Trustee.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") on the accrual basis of accounting. The Trustee has reviewed Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 946, Financial Services - Investment Companies Accounting Standards Codification ("ASC 946"), and concluded that the Fund meets the criteria of an "investment company," and therefore, the Fund prepares its financial statements in accordance with investment company accounting as outlined in ASC 946.

The following is a summary of the significant accounting policies followed by the Trust.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases or decreases in net assets from operations during the period. Actual results could differ from those estimates.

Security Valuation

Securities listed on a securities exchange, market or automated quotation system for which quotations are readily available (except for securities traded on NASDAQ), including securities traded over the counter, are valued at the last quoted sale price on the primary exchange or market (foreign or domestic) on which they are traded, or, if there is no such reported sale, at the most recent quoted bid price. For securities traded on NASDAQ, the NASDAQ official closing price will be used.

When market quotations are not readily available, securities are valued at fair value as determined in good faith by procedures established by the Trustee.

Notes to Financial Statements (continued)	LMCG Collective Trust

In accordance with U.S. GAAP, fair value is defined as the price that a Fund would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market of the investment. A three-tier hierarchy has been established to maximize the use of observable and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Inputs refer broadly to the assumptions that market participants would use in pricing an asset. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the reporting entity's own assumptions about the considerations market participants would use in pricing an asset or liability based on the best information available in the circumstances.

The three-tier hierarchy of inputs is summarized in the three broad levels listed below:

Level 1 — quoted prices in active markets for identical investments

Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risks, referenced indices, quoted prices in inactive markets, adjusted quoted prices in active markets, adjusted quoted prices on foreign equity securities that were adjusted in accordance with pricing procedures approved by the Trust, etc.)

Level 3 — significant unobservable inputs (including the Trust's own assumptions in determining the fair value of investments)

The valuation techniques used by the Trust to measure fair value during the six months ended December 31, 2015 generally sought to maximize the use of observable inputs and minimized the use of unobservable inputs.

As of December 31, 2015, all of the Fund's investments were considered Level 1 in accordance with the authoritative guidance on fair value measurements and disclosure under U.S. GAAP. For details of investment classifications, please refer to the Schedule of Investments.

For the six months ended December 31, 2015, there were no transfers between levels or significant changes to the Trust's fair valuation methodologies. All transfers, if any, are recognized by the Trust at the end of the year or period.

Foreign Currency Translation

The books and records of the Fund investing in international securities are maintained in U.S. dollars on the following basis:

(i)	market value of investment securities assets and liabilities at the current rate of exchange; and
(ii)	purchases and sales of investment securities, income and expenses at the relevant rates of exchange prevailing on the respective dates of such transactions.

The Fund does not isolate that portion of gains and losses on investments in equity securities that is due to changes in the foreign exchange rates from that which is due to changes in market prices of equity securities.

The Trust reports certain foreign currency related transactions as components of realized gains for financial reporting purposes, whereas such components are treated as ordinary income for Federal income tax purposes.

Notes to Financial Statements (continued)	LMCG Collective Trust

Forward Foreign Currency Contracts

The Fund may be subject to foreign currency exchange rate risk in the normal course of pursuing its objectives. The value of foreign investments held by the Fund may be significantly affected by changes in foreign currency exchange rates. The dollar value of a foreign security generally decreases when the value of the dollar rises against the foreign currency in which the security is denominated and tends to increase when the value of the dollar declines against such foreign currency. The Fund may enter into forward foreign currency exchange contracts to reduce the Fund's exposure to foreign currency exchange rate fluctuations. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined daily using prevailing exchange rates. Realized gain or loss is recorded upon the termination of the contract. Net realized and unrealized gains or losses occurring during the holding period of forward foreign currency exchange contracts are found on the Statement of Operations as a component of net realized gain/(loss) on foreign currency transactions and net change in unrealized appreciation/(depreciation) on foreign currency contracts and foreign currency transactions, respectively. The forward foreign currency contracts as of period-end, as disclosed in the Schedule of Investments, if any, and the amounts of realized and changes in unrealized gains and losses on derivative instruments during the period, as disclosed in the Statement of Operations, serve as indicators of the volume of derivative activity for the Fund.

The Fund bears the risk of an unfavorable change in the foreign currency exchange rate underlying the forward contract. Additionally, losses up to the fair value may arise if the counterparties do not perform under the contract terms.

During the six months ended December 31, 2015, the Fund did not use forward foreign currency contracts.

Net Asset Value Per Unit

The net asset value per unit of the Fund is calculated on each business day by dividing the total value of assets, less liabilities, by the number of units outstanding. Unit issuances and redemptions are based on the net asset value determined at the end of the current day.

Federal Income Taxes

The Trust has received a letter of determination from the Internal Revenue Service, which states that the Trust is exempt from Federal income tax under Section 501(a) of the Internal Revenue Code. Accordingly, no provision for Federal income taxes is required in the accompanying financial statements.

Management has analyzed the Trust's tax positions taken on Federal income tax returns for all open tax years and has concluded that as of December 31, 2015, no provision for income tax is required in the financial statements. The Trust's Federal and state income and Federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Security Transactions and Investment Income

Security transactions are accounted for on trade date. Realized gains and losses on sales of securities are calculated on the identified cost basis. Dividend income is recorded on the ex-dividend date.

Distributions to Unitholders

All investment income and realized gains of the Fund will be reinvested in the Fund and no distributions will be declared.

Notes to Financial Statements (concluded)	LMCG Collective Trust

Cash and Cash Equivalents

Idle cash and currency balances may be swept into various overnight sweep accounts and are classified as cash equivalents on the Statement of Assets and Liabilities. These amounts, at times, may exceed United States federally insured limits. Amounts swept are available on the next business day.

Expenses

In accordance with the Declaration of Trust, expenses of the Trustee, including, but not limited to, any taxes imposed on the Trust's assets, commissions and costs relating to holding, purchasing and selling Trust assets, reasonable attorneys' fees and litigation costs, and the costs of hiring a registered investment adviser or other consultant, may be reimbursable from the assets of the Trust, as the Trustee reasonably determines. The trustee fees charged to the Fund are utilized by the Trustee to pay all operating expenses of the Fund. These trustee fees may vary by class. Refer to the financial highlights for the rate by class.

Class-specific expenses are borne by that class of shares. Income, expenses, and realized and unrealized gains/(losses) and non-class specific expenses are allocated to the respective class on the basis of relative daily net assets.

Exchange-Traded Funds

The Fund may invest in Exchange-Traded Funds ("ETF"). An ETF is a pooled investment vehicle, such as a registered investment company or a grantor trust, whose shares are listed and traded on U.S. stock exchanges or otherwise traded in the over-the-counter market. The Fund will be subject to substantially the same risks as those associated with the direct ownership of the securities comprising the index on which the ETF is based, and the value of the Fund's investments will fluctuate in response to the performance of the underlying index. ETFs typically incur fees that are separate from those of the Fund. Accordingly, the Fund's investments in ETFs will result in the layering of expenses such that shareholders will indirectly bear a proportionate share of the ETFs' operating expenses, in addition to paying the Fund's expenses. The Fund may invest in ETFs that are not registered or regulated under the Investment Company Act of 1940, as amended. These ETFs typically hold commodities (such as gold or oil), currency or other property that is itself not a security. Because the value of ETF shares depends on the demand in the market, shares may trade at a discount or premium and the Investment Adviser may not be able to liquidate the Fund's holdings at the most optimal time, which could adversely affect the Fund's performance.

3. CONCENTRATION OF UNITHOLDERS

As of December 31, 2015, the Fund had plan participants which held 10% or more of the outstanding units of the Fund as follows:

Fund	Number of Affliated Investors	% of units held	Number of Non-Affliated Investors	% of units held
LMCG International Small Cap Collective Fund	1	100%	-	-

4. SUBSEQUENT EVENTS

Management has evaluated the need for disclosures and/or adjustments resulting from subsequent events through the date the financial statements were available to be issued. Based on this evaluation, no disclosures and/or adjustments were required to the financial statements as of December 31, 2015.

Supplement Schedule	LMCG Collective Trust
For the six months ended December 31, 2015 (unaudited)

The following represents purchases, proceeds from sales, and gain/(loss) from sales of the Fund's investments for the six months ended December 31, 2015 (000):

LMCG International Small Cap Collective Fund

Assets	Purchases	Proceeds from Sales	Gain/(Loss)
Common Stock	$490	$489	$19
Exchange-Traded Fund		-	-
Totals	$490	$489	$19

Amounts designated as "-" are $0 or have been rounded to $0.

Please note the details of the purchases and proceeds from sales for the Fund's investments are available upon request from the Trustee. The details may be requested via email at cittrade@seic.com.